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Independent auditors' consent

The board and shareholders
IDS Market Advantage Series, Inc.
  IDS Blue Chip Advantage Fund
  IDS Small Company Index Fund



We consent to the use of our reports incorporated herein by reference and to the references to our Firm under the headings "Financial highlights" in Part A and "INDEPENDENT AUDITORS" in Part B of the Registration Statement.



                                                           KPMG Peat Marwick LLP




Minneapolis, Minnesota
March 24, 1999